FREE WRITING PROSPECTUS Dated September 14, 2021	Filed Pursuant to Rule 433 Registration No. 333-228112 Registration No. 333-228112-11

Joint Lead	:	MUFG (str), Mizuho, TD Securities and Truist
Co-Managers	:	Barclays, PNC and Wells Fargo

CLS	SIZE(MM)	WAL	S&P/F*	E. FINAL	L. FINAL	BENCH	SPRD	YLD%	CPN%	$PRICE
A-1	181.000	0.16	A-1+/F1+	01/2022	10/2022	IntL	+0	0.09567	0.09567	100.00000
A-2	366.000	0.93	AAA/AAA	05/2023	02/2025	EDSF	+14	0.297	0.29	99.99365
A-3	270.050	2.23	AAA/AAA	08/2024	03/2027	IntS	+17	0.534	0.53	99.99246
B	61.020	3.10	AA/AA	01/2025	08/2027	IntS	+30	0.859	0.85	99.97715
C	61.020	3.47	A/A	04/2025	11/2027	IntS	+47	1.098	1.09	99.98130
D	47.750	3.56	BBB/BBB	04/2025	11/2027	IntS	+80	1.445	1.44	99.99769
E	21.220	3.56	<Not Offered>

* Minimum Ratings

- TRANSACTION DETAILS -

Ticker	:	WOSAT 2021-A	Format	:	SEC Reg
Exp Pricing	:	PRICED	Exp Rating	:	S&P/Fitch
Exp Settle	:	09/22/2021	First Pay	:	10/15/2021
Pricing Speed	:	1.5% ABS, 10% Call	Min Denoms	:	$1k x $1k
US RR / EU RR	:	Yes / Yes	ERISA	:	Yes
Bill & Deliver	:	MUFG

- MARKETING MATERIALS -

Prelim Prospectus, Ratings FWP and CDI File (attached)
Intex Dealname  :  mitwosat_2021-a  |  Password  :  7UUV

Investor Roadshow Presentation

URL  :  https://dealroadshow.com
Entry Code (Case Sensitive)  :  WOSAT21A

- CUSIPs -

A1	98163HAA7
A2	98163HAB5
A3	98163HAC3
B	98163HAD1
C	98163HAE9
D	98163HAF6

THE ISSUER HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION (SEC) FOR THIS OFFERING. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS FOR THIS OFFERING IN THAT REGISTRATION STATEMENT, AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS FOR FREE BY SEARCHING THE SEC ONLINE DATABASE (EDGAR®) AT WWW.SEC.GOV. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-649-6848.